Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500	News Release
Irving, Texas 75039
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Announces Increase in Annual Dividend Policy and Fourth Quarter Cash 2006 Dividend

Irving, Texas, December 14, 2006 Thomas Group, Inc. (NasdaqGM:TGIS) today announced that it has increased its annual cash dividend to $0.40 on each outstanding share of common stock. The annual dividend will be payable quarterly at a rate of $0.10 per common share.  On December 12, 2006, Thomas Group’s Board of Directors declared a quarterly cash dividend of $0.10 per common share payable on January 12, 2007 to shareholders of record as of December 29, 2006.

“We continue to be confident in our ability to deliver measurable returns to our clients and to effectively contain cost within our own Company. Our confidence is evidenced by this second increase in twelve months to our annual dividend policy,” remarked Jim Taylor, CEO.

The annual cash dividend policy and the payment of future cash dividends under the policy are subject to the continuing determination by the board of directors that the policy remains in the best interests of Thomas Group’s shareholders and compliance with laws applicable to the declaration and payment of cash dividends.

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Thomas Group, Inc. (NasdaqCM:TGIS) is an international, publicly traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known as The Results Company(SM), Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas, Detroit, and Hong Kong. For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s filings from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2005.  Except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statements.

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